Filed pursuant to Rule 433

Registration No. 333-132574-01

Free Writing Prospectus Dated December 18, 2007

PPL ENERGY SUPPLY, LLC

$50,000,000

6.20% SENIOR NOTES DUE 2016

FINAL TERMS AND CONDITIONS

Issuer:	PPL Energy Supply, LLC

Securities Offered:	6.20% Senior Notes due 2016

Principal Amount:	$50,000,000 (Re-opening of $300,000,000 of 6.20% Senior Notes due 2016 issued on May 18, 2006 and $150,000,000 of 6.20% Senior Notes due 2016 issued on July 18, 2006)

Rank:	Senior unsecured

Price to Investors ($):	$49,485,000 plus accrued interest from November 15, 2007

Price to Investors (%):	98.970% plus accrued interest from November 15, 2007

Trade Date:	December 18, 2007

Settlement Date:	December 20, 2007 (T + 2)

Maturity Date:	May 15, 2016

Redemption/Repayment Provisions:	The Notes may be redeemed at the Company’s option, in whole at any time or in part from time to time, at the redemption prices set forth in the Prospectus Supplement. The Notes are not entitled to the benefit of any sinking fund and will not be repayable at the option of a Holder prior to the Stated Maturity Date.

Annual Interest Rate:	6.20%

Yield to Maturity:	6.359%

Spread to Benchmark Treasury:	+223 bps

Benchmark Treasury:	4.25% due November 15, 2017

Benchmark Treasury Yield:	4.129%

Interest Payment Dates:	Semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2008

Ratings (Moody’s/S&P/Fitch):	Baa2 /BBB/BBB+

CUSIP Number:	69352J AH 0

Issuance Format:	SEC Registered

Book-Running Manager:	J.P. Morgan Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it to J.P. Morgan Securities Inc. by calling collect at 212-834-4533.